EXHIBIT 99.1
ENERGYSOUTH, INC.
P. O. Box 2607
Mobile, AL 36652

Date: November 11, 2005	Contact: Charles P. Huffman

Release: Immediately	Phone: 251-476-2720
EnergySouth, Inc. reports 2005 fiscal year earnings and announces declaration of dividend
The Board of Directors of EnergySouth, Inc., at a meeting held October 28, 2005, declared a quarterly dividend on the outstanding Common Stock of $0.215 per share, to be paid January 1, 2006 to holders of record as of December 15, 2005.
EnergySouth, Inc. today reported earnings for the fiscal year ended September 30, 2005, of $13,841,000, or $1.74 per diluted share, as compared to earnings for fiscal year 2004 of $12,568,000, or $1.60 per diluted share. The 9% increase in earnings per share is attributable primarily to increased earnings from EnergySouth’s natural gas storage business segment.
EnergySouth’s natural gas storage business, operated by Bay Gas Storage Company, Ltd., contributed increased earnings of $0.11 per diluted share, or 22%, for the year ended September 30, 2005. The Bay Gas earnings contribution was due to additional storage revenues associated with both long- and short-term storage agreements entered into during fiscal 2005.
EnergySouth’s natural gas distribution business contributed increased earnings of $0.02 per diluted share during fiscal 2005 primarily from its Mobile Gas Service Corporation subsidiary. Mobile Gas’ earnings were positively impacted by an increase in margins (gas revenues less cost of gas and related taxes) as a result of rate adjustments which became effective December 1, 2004 and 2003 under the Rate Stabilization and Equalization ratemaking methodology used by Mobile Gas, and by an increase in volumes delivered to industrial customers. Increased margins were partially offset by a decline in the number of customers served and a decline in consumption by temperature-sensitive customers.
Earnings from other business operations, which include merchandise sales, service and financing, increased $0.01 per diluted share as compared to fiscal year 2004 due primarily to an increase in interest income earned on temporary investments and increased merchandising and related activities.
The Company reported net income of $0.16 and $0.10 per diluted share, respectively, for the fourth quarters ended September 30, 2005 and 2004. The increase in earnings for the current-year quarter is due primarily to increased earnings of $0.05 per diluted share from Bay Gas’ storage operations primarily as a result of additional storage revenues associated with both long-term and short-term storage agreements entered into during fiscal 2005. Mobile Gas’ distribution business contributed increased earnings of $0.01 per diluted share due to increased margins and a decrease in operations and maintenance expenses. Earnings from other operations during the fourth quarter of fiscal 2005 did not change significantly from the same prior-year period.

EnergySouth, Inc. is the holding company for a family of energy businesses. Mobile Gas purchases, sells, and transports natural gas to residential, commercial, and industrial customers in Mobile, Alabama and surrounding areas. The company also provides merchandise sales, service, and financing. MGS Storage Services is the general partner of Bay Gas, a limited partnership that provides underground storage and delivery of natural gas for Mobile Gas and other customers. EnergySouth Services engages in contract and consulting work for other utilities and industrial customers. Southern Gas Transmission is engaged in the intrastate transportation of natural gas.

ENERGYSOUTH, INC.
FINANCIAL RESULTS
(in thousands, except per share data)

Twelve months ended September 30,	2005	2004

Operating Revenues	$124,606	$115,972
Operating Expenses	$94,022	$87,175
Net Income	$13,841	$12,568

Basic Earnings Per Common Share	$1.76	$1.62

Diluted Earnings Per Common Share	$1.74	$1.60

Three months ended September 30,	2005	2004

Operating Revenues	$21,790	$19,415
Operating Expenses	$17,342	$16,007
Net Income	$1,273	$830

Basic Earnings Per Common Share	$0.16	$0.10

Diluted Earnings Per Common Share	$0.16	$0.10

6